SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

September 19, 2005
Date of Report (Date of earliest event reported)

LEESPORT FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Pennsylvania	0-14555	23-2254007
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

1240 Broadcasting Road, Wyomissing, Pennsylvania		19610
(Address of principal executive offices)		(Zip Code)

(610) 208-0966

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Leesport Financial Corp. (“Leesport”) hereby amends its Current Report on Form 8-K, dated August 30, 2005, announcing the appointment of Robert D. Davis as President and Chief Executive Officer of Leesport and its wholly owned banking subsidiary, Leesport Bank (the “Bank”) effective September 19, 2005, by adding thereto Items 1.01 and 9.01, as follows:

Item 1.01               Entry Into a Material Definitive Agreement.

Leesport, the Bank and Mr. Davis have entered into an employment agreement, dated as of September 19, 2005 (the “Agreement”).  The following description of the Agreement is qualified in its entirety by reference to the copy of the Agreement attached hereto as Exhibit 10.1.

Under the Agreement, Mr. Davis is employed as President and Chief Executive Officer of Leesport and the Bank, and will hold such other titles as may be given to him from time to time by the respective boards of directors of Leesport and the Bank.  The Agreement is for a period commencing on September 19, 2005 and ending on December 31, 2008.  The Agreement will be extended on January 1, 2009 for a period of one year, and on January 1 of each subsequent year for a period of one year, absent at least 90 days advance notice from either party that it does not wish to renew the Agreement.

Mr. Davis’ base salary under the Agreement is $325,000 per year, subject to increase from time to time at the discretion of the board of directors of Leesport or the Bank.  The Agreement also provides that Mr. Davis will be entitled to an annual bonus in such amount and at such times as provided in such executive incentive compensation plan as shall be approved by the board of directors of Leesport and in effect from time to time.  During the term of the Agreement, Mr. Davis will be provided with a car allowance of $1,200 per month and Leesport will pay or reimburse Mr. Davis for the cost of membership and annual dues at a country club mutually acceptable to Leesport and Mr. Davis.  Mr. Davis will also be reimbursed for all reasonable out-of-pocket expenses incurred in connection with the performance of his duties and in accordance with the Bank’s normal expense reimbursement policies.  In addition to general participation in pension and retirement plans, profit sharing, stock option, employee stock ownership and other plans, and other benefits and privileges made available to other employees and executive officers of Leesport, Leesport has agreed to maintain a term life insurance policy and a long-term disability policy for Mr. Davis’ benefit.

Leesport granted Mr. Davis stock options under Leesport’s stock option plan to purchase 50,000 shares of Leesport common stock at an exercise price of $23.685 per share, the fair market value of a share of Leesport common stock on the grant date.  One-third of the options will vest each year on the anniversary of the date of the Agreement.  The term of the options is ten years.  Under Leesport’s stock option plan, option vesting accelerates automatically in the event of a change in control.  As permitted by the plan, Leesport has agreed that unvested options shall also accelerate in the event that Mr. Davis’ employment is terminated involuntarily other than for cause or disability or Mr. Davis voluntarily terminates his employment for good reason.

The Agreement may be terminated for cause by written notice from each of Leesport and the Bank.  If the Agreement is terminated for cause, Mr. Davis’ rights under the Agreement terminate as of the effective date of termination, except for payment of any base salary accrued but not paid as of the termination date.  Under the Agreement, cause is defined as (i) conviction of or plea of guilty or nolo contendere to a felony or the actual incarceration of Mr. Davis for a period of 45 consecutive days, (ii) failure to follow the good faith lawful instructions of the board of directors of Leesport or the Bank with respect to their operations, following written notice of such good faith lawful instructions, (iii) willful failure to substantially perform duties to Leesport or the Bank, other than a failure resulting from incapacity because of physical or mental illness, (iv) willful failure to enforce, or willful violation of, the material written policies or procedures of Leesport or the Bank, (v) commission of an act or course of conduct constituting fraud or willful malfeasance, dishonesty or gross negligence as to Leesport or the Bank or as to Mr. Davis’ employment thereunder, or which, in the reasonable judgment of the board of directors of Leesport or the Bank, results in public discredit to Leesport or the Bank, or (vi) removal or prohibition from being an institution-affiliated party by a final order of an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act or by the Pennsylvania Department of Banking pursuant to state law.  The Agreement also terminates without further payments to Mr. Davis, other than base salary accrued but not paid as of the termination date, in the event of his voluntary termination of employment (other than for good reason as defined in the Agreement or following a change in control as defined in the Agreement), retirement at his election, death or disability (as defined in the Agreement).

In the event that Mr. Davis’ employment is involuntarily terminated other than for cause or disability in the absence of a change in control, he will continue to receive his monthly base salary in effect on the date of termination for a period of months equal to the lesser of the number of months remaining in the employment period or eighteen months.  In the event that Mr. Davis voluntarily terminates his employment for good reason in the absence of a change in control, he will continue to receive his monthly base salary in effect on the date of termination for a period of twelve months.  In either case, Mr. Davis will be permitted to continue to participate in Leesport’s health and other welfare benefit plans for the duration of his severance payments, unless he is not then eligible to participate in such plans, in which case he will be paid in cash an amount equal to the after-tax cost to obtain substantially similar benefits.  For purposes of this Agreement, good reason is defined as (i) a material adverse change in Mr. Davis’ title, job description, or duties, (ii) a reduction in the base salary, or (iii) a material breach of the Agreement by Leesport or the Bank, which breach is not cured within fifteen days of written notice from Mr. Davis to Leesport and the Bank.

In the event that, following a change in control, Mr. Davis voluntarily terminates his employment or his employment is terminated involuntarily other than for cause or disability, Mr. Davis will receive a cash lump-sum payment within thirty days following his termination in an amount equal to two times the sum of his highest annualized base salary at any time during the three-year period preceding such termination (including the year in which termination occurs).  In addition, for a period of two years following termination, Mr. Davis will be permitted to continue to participate in Leesport’s health and other welfare benefit plans, provided that, if he is not then eligible to participate in such plans, he will be paid in cash an amount equal to the after-tax cost to obtain substantially similar benefits.  For purposes of the Agreement, change in control is defined generally as a merger, consolidation, or division involving Leesport or the Bank, a sale of substantially all assets of Leesport or the purchase by Leesport of substantially all of the assets of another entity, unless any such transaction is approved in advance by at least 80% of the members of the board of directors who are not interested in the transaction and a majority of the members of the board of directors of the legal entity resulting after the transaction are former members of the board of directors of Leesport.

Federal tax laws currently impose a 20% excise tax on certain payments (known as excess parachute payments) made to an executive officer contingent on a change in control.  The Agreement provides that, in the event that any amounts or benefits payable to Mr. Davis under the Agreement as a result of his termination of employment, when added to other amounts or benefits which may become payable to him by Leesport or the Bank, would be subject to this excise tax, Mr. Davis will receive a gross-up payment in an amount necessary for him to retain approximately the same net after-tax amount that he would have retained under the Agreement if there were no 20% excise tax.  The paying corporation is not entitled to a federal income tax deduction for any excess parachute payments or gross-up payments.

The Agreement contains customary provisions relating to noncompetition and nonsolicitation of customers and employees by Mr. Davis following a termination of employment, which generally apply for a period of up to 18 months following a termination of employment, depending on the circumstances surrounding termination of employment.

Item 9.01               Financial Statements and Exhibits.

(c)           Exhibits:

The following exhibit is filed herewith:

10.1                           Employment Agreement, dated as of September 19, 2005, among Leesport Financial Corp., Leesport Bank and Robert D. Davis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEESPORT FINANCIAL CORP.

Dated: September 21, 2005

	By:	/s/	Edward C. Barrett
Edward C. Barrett
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number

10.1	Employment Agreement, dated as of September 19, 2005, among Leesport Financial Corp., Leesport Bank and Robert D. Davis.